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                                                                      EXHIBIT 21


                      SUBSIDIARIES OF WOLVERINE TUBE, INC.



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                 Name                      Jurisdiction of Incorporation
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
Wolverine Tube (Canada)Inc.                     Canada
STPC Holding, Inc.                              Delaware
Small Tube Manufacturing Corporation            Delaware
Wolverine Tube International Limited            Virgin Islands of the United States
TFI Holdings, Inc.                              Delaware
TF Investors, Inc.                              Delaware
Tube Forming, LP                                Delaware
Wolverine Finance Company                       Tennessee
Wolverine Europe (EURL)                         France
Wolverine Asia, Ltd.                            Hong Kong
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